Exhibit 99.1

Worldpay Reports First Quarter 2018 Results

Reports Strong Results for its First Quarter as a Combined Company

CINCINNATI and LONDON, May 10, 2018 - Worldpay, Inc. (NYSE: WP, LSE: WPY) (“Worldpay” or the “Company”) today announced financial results for the first quarter ended March 31, 2018. Worldpay, Inc. was formed on January 16, 2018 through Vantiv Inc.’s previously announced acquisition of Worldpay Group plc. Net revenue for Worldpay, Inc. increased 81% to $850.7 million as compared to $470.1 million in the prior year period. On a GAAP basis, net (loss) income per diluted share attributable to Worldpay, Inc. decreased (312)% to $(0.36) as compared to $0.17 in the prior year period. The GAAP loss is primarily due to acquisition and integration costs as well as amortization of intangible assets incurred in connection with the acquisition. Adjusted net income per share increased 19% to $0.81 as compared to $0.68 in the prior year period. (See Schedule 1 for net income per diluted share attributable to Worldpay, Inc. and Schedule 2 for adjusted net income per share.)

“Our first quarter results exceeded our expectations. It’s rewarding to see our combined companies come together to create strong results so quickly,” said Charles Drucker, chairman and co-chief executive officer and Philip Jansen, co-chief executive officer at Worldpay. “Worldpay’s scale, unrivaled technology offerings and dedicated people enable us to provide superior outcomes for our clients, positioning us to continue to win in the payments industry.”

Worldpay, Inc. First Quarter 2018 Results (unaudited) (in millions, except share data)

	Three Months Ended
	March 31, 2018 (1)	March 31, 2017	% Change

Net revenue	$850.7	$470.1	81%
Technology Solutions	336.4	162.2	107%
Merchant Solutions	432.2	223.7	93%
Issuer Solutions	82.1	84.2	(2)%

Adjusted EBITDA	374.1	210.0	78%
Adj. EBITDA Margin	44.0%	44.7%

GAAP Net (loss) income attributable to Worldpay, Inc.	$(97.6)	$28.9	(438)%
GAAP Net (loss) income per diluted share attributable to Worldpay, Inc.	$(0.36)	$0.17	(312)%

Adjusted net income	$236.7	$134.7	76%
Adjusted net income per share	$0.81	$0.68	19%

(1)	Excludes contribution from Worldpay Group plc results for the period prior to the transaction closing (January 1 - January 15, 2018).

Worldpay, Inc. Second Quarter and Full-Year Financial Outlook (in millions, except share data)

	Second Quarter Financial Outlook		Full Year Financial Outlook
	Three Months Ended June 30,		Year Ended December 31,
	2018 Outlook	2017 Actual (2)	2018 Outlook (1)	2017 Actual (2)
Net revenue	$960 - $980	$530	$3,810 - $3,900	$2,123
GAAP Net income per diluted share attributable to Worldpay, Inc.	$0.22 - $0.29	$0.42	$0.53 - $0.75	$0.80
Adjusted net income per share	$0.93 - $0.96	$0.83	$3.71 - $3.81	$3.37

(1)
Combined company guidance excludes Worldpay Group plc net revenue and EPS contribution for the period from January 1, 2018 - January 15, 2018, prior to the completion of its previously announced acquisition by Vantiv, Inc. on January 16, 2018. Combined company guidance is based on an assumed exchange rate of U.S. dollar/pound sterling of $1.35.

(2)	2017 actuals include Vantiv, Inc. results only.

ASC 606
Worldpay adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective January 1, 2018. Under ASC 606, Network fees and other costs are now netted against Revenue and no longer appear as an expense between Revenue and Net revenue as they were shown in prior periods. As a result, Revenue and Net revenue are now equivalent. This change in presentation reduces Revenue by the amount of Network fees and other costs to an amount equivalent to Net revenue, but has no impact on Net income, Adjusted net income, or Adjusted EBITDA.

Earnings Conference Call and Audio Webcast
The Company will host a conference call to discuss the first quarter 2018 financial results today at 8:00 a.m. ET. The conference call can be accessed live over the phone in the U.S. and Canada by dialing (877) 397-0286, in the U.K. by dialing 0808 101 7162, or for international callers +1 (719) 325-4758, and referencing code 5629577. A replay will be available approximately two hours after the call concludes and can be accessed for the U.S. and Canada by dialing (888) 203-1112, in the U.K. by dialing 0808 101 1153, or for international callers +1 (719) 457-0820, and entering replay passcode 5629577. The call will also be webcast live from the Company's investor relations website at http://investor.worldpay.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Worldpay, Inc.
Worldpay, Inc. (NYSE: WP; LSE: WPY) is a leading payments technology company with unique capability to power global integrated omni-commerce. With industry-leading scale and an unmatched integrated technology platform, Worldpay offers clients a comprehensive suite of products and services globally, delivered through a single provider.

Worldpay processes over 40 billion transactions annually through more than 300 payment types across 146 countries and 126 currencies. The company’s growth strategy includes expanding into high-growth markets, verticals and customer segments, including global eCommerce, Integrated Payments and B2B.

Worldpay, Inc. was formed in 2018 through the combination of the No. 1 merchant acquirers in the U.S. and the U.K. Worldpay, Inc. trades on the New York Stock Exchange as “WP” and the London Stock Exchange as “WPY.”

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including adjusted EBITDA, Underlying EBITDA, adjusted net income, and adjusted net income per share. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and adjusted financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to successfully integrate the businesses of our predecessor companies; (vii) our ability to identify and complete acquisitions, joint ventures and partnerships; (viii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (ix) our ability to pass along fee increases; (x) termination of sponsorship or clearing services; (xi) loss of clients or referral partners; (xii) reductions in overall consumer, business and government spending; (xiii) fraud by merchants or others; (xiv) a decline in the use of credit, debit or prepaid cards; (xv) consolidation in the banking and retail industries; (xvi) changes in foreign currency exchange rates; (xvii) the effects of governmental regulation or changes in laws; (xviii) geopolitical, regulatory, tax and business risks associated with our international operations; and (xix) outcomes of future litigation or investigations and our dual-listings with the NYSE and LSE. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA or Ignatius Njoku
Investor Relations
(866) 254-4811
(513) 900-4811
IR@worldpay.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@worldpay.com

Schedule 1
Worldpay, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions, except share data)

	Three Months Ended
	March 31,	March 31,
	2018	2017	% Change
Revenue	$850.7	$928.2	(8)%
Network fees and other costs	—	458.1	NM
Net Revenue(1)	850.7	470.1	81%
Sales and marketing	266.0	155.0	72%
Other operating costs	155.1	75.9	104%
General and administrative	250.1	89.3	180%
Depreciation and amortization	207.2	76.1	172%
(Loss) Income from operations	(27.7)	73.8	(138)%
Interest expense—net	(75.2)	(29.2)	158%
Non-operating expense(2)	(8.6)	(4.1)	110%
(Loss) income before applicable income taxes	(111.5)	40.5	(375)%
Income tax (benefit) expense(3)	(13.2)	5.2	(354)%
Net (loss) income	(98.3)	35.3	(378)%
Less: Net loss (income) attributable to non-controlling interests	0.7	(6.4)	(111)%
Net (loss) income attributable to Worldpay, Inc.	$(97.6)	$28.9	(438)%
Net (loss) income per share attributable to Worldpay, Inc. Class A common stock:
Basic	$(0.36)	$0.18	(300)%
Diluted(4)	$(0.36)	$0.17	(312)%
Shares used in computing net (loss) income per share of Class A common stock:
Basic	274,098,480	160,876,177
Diluted	274,098,480	197,496,680

(1)
Based on the Company’s adoption of Accounting Standard Update 2014-09, Revenue From Contracts With Customers (Topic 606) (“ASC 606”) effective January 1, 2018, Network fees and other costs are now netted against Revenue. For the three months ended March 31, 2018, Revenue is equivalent to Net revenue as a result of the company’s adoption of ASC 606. For the three months ended March 31, 2017, Net revenue is equivalent to Revenue less Network fees and other costs.

(2)
Non-operating expense during the three months ended March 31, 2018 primarily consists of expenses relating to the Company’s financing arrangements entered into in connection with the Legacy Worldpay acquisition and the change in fair value of the Mercury tax receivable agreement (“TRA”), partially offset by a gain on the settlement of a deal contingent forward entered into in connection with the Company’s acquisition of Legacy Worldpay. Non-operating expenses for the three months ended March 31, 2017 primarily relate to the change in fair value of the Mercury TRA.

(3)
Includes a credit of approximately $6.6 million and $8.6 million for three months ended March 31, 2018 and 2017 relating to excess tax benefits as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits be recorded in income tax expense.

(4)    Due to our structure as a C corporation and Vantiv Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect the Company’s income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. During the three months ended March 31, 2018, approximately 15.3 million weighted-average dilutive Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. As the Class B units of Vantiv Holding were not included, the numerator used in the calculation of diluted net income per share was equal to the numerator used in the calculation of basic net income per share for the three months ended March 31, 2018. Additionally, due to the net loss for the three months ended March 31, 2018, any remaining potentially dilutive securities were also excluded from the denominator in computing dilutive net income per share.

	Three Months Ended March 31,
	2018	2017
(Loss) income before applicable income taxes	$—	$40.5
Taxes	—	6.0
Net (loss) income	$(97.6)	$34.5
Diluted shares	274,098,480	197,496,680
Diluted EPS	$(0.36)	$0.17

Schedule 2
Worldpay, Inc.
Adjusted Net Income
(Unaudited)
(in millions, except share data)

	Three Months Ended
	March 31,	March 31,
	2018	2017	% Change
Income before applicable income taxes	$(111.5)	$40.5	(375)%
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1) (3)	177.4	49.5	258%
Share-based compensation(3)	17.2	10.6	62%
Intangible amortization(2) (3)	172.8	51.9	233%
Non-operating expense(4)	8.6	4.1	110%
Non-GAAP adjusted income before applicable income taxes	264.5	156.6	69%
Less: Adjustments
Adjusted tax expense(5)	27.5	21.7	27%
Adjusted tax rate	10%	14%

Other (6)	0.3	0.2	50%
Adjusted net income	$236.7	$134.7	76%

Adjusted net income per share	$0.81	$0.68	19%
Adjusted shares outstanding(7)	290,880,798	197,496,680
Non-GAAP and Adjusted Financial Measures
This schedule presents non-GAAP and adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP. Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:

(1)
Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Included in Transition, acquisition and integration costs in the three months ended March 31, 2017 is a $38 million charge to G&A related to a settlement agreement stemming from legacy litigation of an acquired company.

(2)	Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.

(3)	Below are the adjustments to Other operating costs, General and administrative and Depreciation and amortization.

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Transition, Acquisition & Integration	Share-Based Compensation	Amortization Of Intangible Assets	Transition, Acquisition & Integration	Share-Based Compensation	Amortization Of Intangible Assets
Other operating costs	$10.2	$—	$—	$3.2	$—	$—
General and administrative	167.2	17.2	—	46.3	10.6	—
Depreciation and amortization	—	—	172.8	—	—	51.9
Total adjustments	$177.4	$17.2	$172.8	$49.5	$10.6	$51.9

(4)
Non-operating expense for the three months ended March 31, 2018 and 2017 primarily consists of expenses relating to the Company’s financing arrangements entered into in connection with the Legacy Worldpay acquisition and the change in fair value of the Mercury tax receivable agreement (“TRA”), partially offset by a gain on the settlement of a deal contingent forward entered into in connection with the Company’s acquisition of Legacy Worldpay. Non-operating expenses for the three months ended March 31, 2017 primarily relate to the change in fair value of the Mercury TRA.

(5)
Represents adjusted income tax expense to reflect an effective tax rate of 19.7% for 2018 and 34% for 2017, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The March 31, 2018 and 2017 effective tax rate includes the impact of the excess tax benefits relating to stock compensation as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017, which requires those benefits to be recorded in income tax expense. Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements. The effective tax rate is expected to remain at 19.7% for the remainder of 2018.

(6)	Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) above, associated with a consolidated joint venture.

(7)
The adjusted shares outstanding include 15.3 million weighted average Class B units of Vantiv Holding and other potentially dilutive securities that are excluded from the GAAP dilutive net income per share calculation for the three months ended March 31, 2018, because including them would have an antidilutive effect.

Schedule 3
Worldpay, Inc.
Segment Information
(Unaudited)
(in millions)

Technology Solutions

	Three Months Ended March 31,
	2018	2017	% Change
Revenue	$336.4	$271.9	24%
Network fees and other costs	—	109.7	NM
Net Revenue(1)	336.4	162.2	107%
Sales and marketing	95.9	60.2	59%
Segment profit	$240.5	$102.0	136%

Merchant Solutions

	Three Months Ended March 31,
	2018	2017	% Change
Revenue	$432.2	$540.1	(20)%
Network fees and other costs	—	316.4	NM
Net Revenue(1)	432.2	223.7	93%
Sales and marketing	163.8	88.8	84%
Segment profit	$268.4	$134.9	99%

Issuer Solutions

	Three Months Ended March 31,
	2018	2017	% Change
Revenue	$82.1	$116.2	(29)%
Network fees and other costs	—	32.0	NM
Net Revenue(1)	82.1	84.2	(2)%
Sales and marketing	6.3	6.0	5%
Segment profit	$75.8	$78.2	(3)%

(1)
Based on the Company’s adoption of ASC 606 effective January 1, 2018, Network fees and other costs are now netted against Revenue. For the three months ended March 31, 2018, Revenue is equivalent to Net revenue as a result of the company’s adoption of ASC 606. For the three months ended March 31, 2017, Net revenue is equivalent to Revenue less Network fees and other costs.

Schedule 4
Worldpay, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in millions)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$459.4	$126.5
Accounts receivable—net	1,491.8	986.6
Merchant float	1,894.3	—
Settlement assets	3,578.6	142.0
Prepaid expenses	77.1	33.5
Other	562.0	84.0
Total current assets	8,063.2	1,372.6

Customer incentives	68.9	68.4
Property, equipment and software—net	890.0	473.7
Intangible assets—net	3,783.9	678.5
Goodwill	15,188.9	4,173.0
Deferred taxes	764.9	739.5
Proceeds from senior unsecured notes	—	1,135.2
Other assets	190.2	26.1
Total assets	$28,950.0	$8,667.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$1,329.6	$631.9
Settlement obligations	6,181.9	816.2
Current portion of note payable	223.7	107.9
Current portion of tax receivable agreement obligations	179.1	245.5
Deferred income	32.5	18.9
Current maturities of capital lease obligations	32.8	8.0
Other	571.0	6.0
Total current liabilities	8,550.6	1,834.4
Long-term liabilities:
Note payable	8,051.0	5,586.4
Tax receivable agreement obligations	506.0	535.0
Capital lease obligations	33.1	4.5
Deferred taxes	716.7	65.6
Other	100.4	40.5
Total long-term liabilities	9,407.2	6,232.0
Total liabilities	17,957.8	8,066.4

Commitments and contingencies
Equity:
Total equity (1)	10,992.2	600.6
Total liabilities and equity	$28,950.0	$8,667.0

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Worldpay, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Three Months Ended
	March 31, 2018	March 31, 2017
Operating Activities:
Net (loss) income	$(98.3)	$35.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	207.2	76.1
Amortization of customer incentives	6.2	6.7
Amortization and write-off of debt issuance costs	59.9	1.2
Realized gain on foreign currency forward	(35.9)	—
Share-based compensation expense	17.2	10.6
Deferred tax expense	(25.3)	20.0
Tax receivable agreements non-cash items	(3.6)	(5.1)
Other	30.4	0.1
Change in operating assets and liabilities:
Accounts receivable	14.0	56.5
Net settlement assets and obligations	(12.2)	(41.1)
Customer incentives	(7.3)	(7.2)
Prepaid and other assets	(22.9)	(7.0)
Accounts payable and accrued expenses	(17.1)	(8.5)
Other liabilities	(28.2)	(3.2)
Net cash provided by operating activities	84.1	134.4
Investing Activities:
Purchases of property and equipment	(34.1)	(27.9)
Acquisition of customer portfolios and related assets and other	(37.1)	(4.3)
Proceeds from foreign currency forward	71.5	—
Cash acquired in acquisitions, net of cash used	1,405.8	—
Net cash provided by (used in) investing activities	1,406.1	(32.2)
Financing Activities:
Proceeds from issuance of long-term debt	2,140.0	—
Repayment of debt and capital lease obligations	(1,662.2)	(35.6)
Borrowings on revolving credit facility	1,476.0	570.0
Repayment of revolving credit facility	(1,701.0)	(570.0)
Payment of debt issuance costs	(86.8)	(1.1)
Proceeds from issuance of Class A common stock under employee stock plans	7.6	6.6
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(11.2)	(5.7)
Settlement of certain tax receivable agreements	(25.6)	(15.1)
Payments under tax receivable agreements	(55.3)	(46.5)
Distributions to non-controlling interests	(5.6)	(5.8)
Net cash provided by (used in) financing activities	75.9	(103.2)
Net increase (decrease) in cash and cash equivalents	1,566.1	(1.0)
Cash and cash equivalents—Beginning of period	1,272.2	139.1
Effect of exchange rate changes on cash	31.1	—
Cash and cash equivalents—End of period	$2,869.4	$138.1
Cash Payments:
Interest	$58.2	$27.5
Income taxes	0.6	0.3

Schedule 6
Worldpay, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in millions)

	Three Months Ended
	March 31,	March 31,
	2018	2017	% Change
Net (loss) income	$(98.3)	$35.3	(379)%
Income tax expense(1)	(13.2)	5.2	(354)%
Non-operating expenses(2)	8.6	4.1	109%
Interest expense—net	75.2	29.2	158%
Share-based compensation	17.2	10.6	62%
Transition, acquisition and integration costs(3)	177.4	49.5	258%
Depreciation and amortization	207.2	76.1	172%
Adjusted EBITDA	$374.1	$210.0	78%
Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)	See note (3) in Schedule 1.

(2)	See note (4) in Schedule 2.

(3)	See note (3) in Schedule 2.

Schedule 7
Worldpay, Inc.
Outlook Summary
(Unaudited)

	Second Quarter Financial Outlook		Full Year Financial Outlook
	Three Months Ended June 30,		Year Ended December 31,
	2018 Outlook(1)	2017 Actual(2)	2018 Outlook(1)	2017 Actual(2)
GAAP net income per share attributable to Worldpay, Inc.	$0.22 - $0.29	$0.42	$0.53 - $0.75	$0.80
Adjustments to reconcile GAAP to non-GAAP adjusted net income per share(3)	$0.71 - $0.67	$0.41	$3.18 - $3.06	$2.57
Adjusted net income per share	$0.93 - $0.96	$0.83	$3.71 - $3.81	$3.37
Non-GAAP and Adjusted Financial Measures
This schedule presents non-GAAP and adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

The Company adopted ASC 606, effective January 1, 2018. Under ASC 606, Network fees and other costs are now netted against Revenue and no longer appear as an expense between Revenue and Net revenue as they were shown in prior periods. As a result, Revenue and Net revenue are now equivalent. This change in presentation reduces Revenue by the amount of Network fees and other costs to an amount equivalent to Net revenue, but has no impact on Net income, Adjusted net income, or Adjusted EBITDA.

(1)
Combined company guidance excludes Worldpay Group plc EPS contribution for the period prior to the acquisition closing from January 1, 2018 to January 15, 2018. Combined company guidance is based on an assumed exchange rate of U.S. dollar/pound sterling of $1.35.

(2)	2017 actuals include Vantiv, Inc. results only.

(3)
Represents estimated ranges of adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities; (b) share-based compensation; (c) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (d) non-operating expenses, (f) adjustments to income tax expense to reflect an effective tax rate based on tax reform and our new tax structure for the three months ended June 30, 2018 and the full year 2018, which includes the impact of the excess tax benefit relating to stock compensation as a result of the Company adopting the new stock compensation accounting guidance in 2017, assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above; and (g) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.